Exhibit 10.3

AMENDED AND RESTATED RETIREMENT BENEFIT AGREEMENT

This Amended and Restated Retirement Benefit Agreement (this “Agreement”) is made and entered into as of April 4, 2016 (the “Effective Date”), by and between American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and David J. Noble (“Executive”).

WITNESSETH:

WHEREAS, Executive and the Company previously entered into the Amended Retirement Benefit Agreement, dated March 29, 2010, and now deem it to be in their respective best interests to amend and restate such document and enter into this Agreement to provide Executive with certain benefits in connection with his termination of employment from the Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.Definitions.

(a)
Termination for Cause. The Company shall have the right to terminate Executive’s employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice).

(i)	For purposes of this Agreement only, the term “Cause” shall mean Executive’s:

(1)
willful failure to materially perform his duties with the Company or to follow the specific instructions of the Board of Directors of the Company (the “Board”), other than any such failure resulting from his incapacity due to physical or mental illness,

(2)	willful engagement in conduct that is materially injurious to the Company, monetarily or otherwise,

(3)	conviction of (or plea of nolo contendere to) any felony, fraud or embezzlement, or

(4)	willful and material breach of the terms of this Agreement.

(ii)	If the Company terminates Executive’s employment for Cause, the Company shall have no further obligations and Executive shall have no further rights hereunder.

(iii)
Notwithstanding the foregoing, the Company may not terminate Executive’s employment for Cause unless (x) a determination that Cause exists is made and approved by a majority of the Board (excluding Executive), (y) Executive is given at least 15 days written notice of the Board meeting called to make such determination and an opportunity to cure during such notice period, and (z) Executive and his legal counsel are given the opportunity to address such meeting.

(b)
Termination by Reason of Retirement. In light of Executive’s age and years of service with the Company, any termination of Executive’s employment with the Company, other than a termination for Cause for purposes of this Agreement, will be by reason of “Retirement.”

2.Resignation. Effective July 1, 2016, Executive hereby irrevocably resigns from his position as Executive Chairman of the Company and from any other positions of employment with the Company or its subsidiaries; provided, however, that Executive shall remain Chairman of the Board of Directors of the Company subject to the rules applicable to the election of directors generally. For the avoidance of doubt, Executive’s resignation shall be deemed a termination of employment with the Company by reason of Retirement as set forth above.
3.Retirement and Other Benefits.

(a)
Retirement Benefit. If Executive’s employment is terminated by reason of Retirement on July 1, 2016, then Executive shall receive a benefit payable in 60 monthly installments of $67,083.33 for the period described below (the “Retirement Benefit”). Executive’s Retirement Benefit shall commence on the earlier of (i) the six-month anniversary of the date of Executive’s Retirement and (ii) as soon as practicable after his death, but in no event later than 60 days, with a lump sum cash payment equal to seven monthly installments (or, in the event of Executive’s death prior to January 1, 2017, such lesser number of monthly installments to equal the number of months that elapsed since July 1, 2016) and thereafter the monthly installment shall be paid on the first day of each successive month until such time as 60 monthly installments have been paid; provided, however, that if Executive dies before all 60 monthly installments have been paid, then payments shall be made to the David J. Noble Revocable Trust created on January 16, 2012 (the “Noble Trust”) monthly following his death and the Noble Trust shall continue to receive such monthly payments until the earliest to occur of (a) the 24-month anniversary of the Executive’s death and (b) such time as all 60 monthly installments of the Retirement Benefit have been paid.

(b)
Death Benefit. If Executive’s employment is terminated by reason of his death, then the Noble Trust shall be entitled to receive a monthly payment of $67,083.33 until the 24-month anniversary of Executive’s death.

(c)
Health Benefits. If Executive’s employment is terminated for any reason other than for Cause, Executive shall be eligible to participate for Executive’s lifetime in the Company’s health benefit programs, if any, on terms no less favorable than those available to senior executive officers of the Company; provided, however, that nothing in this Section 3(c) shall limit the Company’s right to amend or terminate at any time such benefits applicable to such senior executive officers of the Company.

(d)
Office Space. During Executive’s lifetime (including at any time after Executive’s Retirement but not following a termination for Cause), Executive shall be provided the use of his current office space (or, at Executive’s request, comparable office space located elsewhere) and secretarial services.

(e)
Use of Company Aircraft. During Executive’s lifetime (including at any time after Executive’s Retirement but not following a termination for Cause), Executive shall have the use of the Company’s aircraft for his personal use for up to ____hours per year at no expense to him (other than applicable income taxes and the employee portion of employment taxes or self-employment taxes, as may be appropriate, in respect of such use, which taxes shall be payable by Executive); provided, however, that such use shall be reasonably coordinated with the use by the Company for its needs.

4. Confidentiality; Nonsolicitation; Noncompete. For purposes of this Section 4 only, the term “Company” shall also include American Equity Life Insurance Company, American Equity Life Insurance Company of New York and Eagle Life Insurance Company. The Company is engaged throughout the United States in the business of underwriting a broad range of life insurance and annuity products, including fixed rate, index and variable annuities (the “Business”). Executive acknowledges and agrees that he has experience and expertise associated with the Business throughout the United States, that he possesses valuable skills related to the Business, and that he has obtained, and in the future will obtain, Confidential Information (as defined below) related to the Business. In addition, Executive has valuable business contacts with national marketing organizations, agents and potential agents, and professionals in the Business. Executive’s reputation and goodwill are an integral part of the success of the Business throughout the areas where it is and will be conducted. If Executive in any manner uses his reputation and goodwill in competition with the Company or discloses Confidential Information with respect to the Business or uses such Confidential Information in competition with the Company, the Company stands to suffer significant harm. The Company therefore desires that Executive agree, upon the terms as set forth below, not to solicit policyholders, agents or employees of the Company, not to compete, and not to otherwise disclose any Confidential Information. But for Executive’s entry into the agreements set forth in this Section 4, the Company would not have entered into this Agreement.

(a)
Covenant Not to Compete. Executive agrees that commencing on the Effective Date and continuing until the second anniversary of Executive’s termination of employment with the Company (such period being referred to herein as the “Restricted Period”), Executive shall not, directly or indirectly, engage in the Business for his own account, or own or invest in (except through ownership of securities of the Company or less than 5% of the securities of another publicly traded company), manage, join, operate or control, or participate in the ownership, management, operation or control of, or serve as a director, member, officer, employee, partner, consultant or otherwise with, or permit his name to be used by or in connection with, any profit or non-profit business or organization other than the Company engaged in the Business (“Competitor”) anywhere in Iowa, Illinois, Minnesota, Missouri and Wisconsin.

(b)	No Solicitation of Policyholders, Employees or Agents. During the Restricted Period, Executive shall not, directly or indirectly,

(i)
solicit, divert or attempt to influence any person, firm, corporation or other entity who is or was a policyholder of the Company to terminate or decrease the amount of Business such policyholder has placed or may place with the Company;

(ii)
solicit or recruit any employee of the Company, unless the employment of such employee with the Company has been terminated other than by an inducement of employment otherwise prohibited hereunder; and

(iii)
solicit, divert or attempt to influence any person, firm, corporation or other entity who is or was an agent of the Company to terminate or decrease the amount of Business such person or entity conducts with the Company.

(c)
Confidential Information. Executive acknowledges that he occupies a position of trust and confidence with the Company. During the Restricted Period, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or as authorized by the Board, and except for information which is or becomes publicly available other than as a result of a breach by Executive of the provisions hereof, disclose to others or use for his own account, whether directly or indirectly, any Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. As used herein, the term “Confidential Information” shall mean information about the Company and its products, policyholders, and agents and national marketing organizations that is not publicly disclosed by the Company and that was learned by Executive in the course of his employment, including (without limitation) proprietary knowledge, trade secrets, inventions, ideas, processes, source and object codes, computer programs, data, know-how, improvements, discoveries, designs, techniques, market and investment research, marketing or business plans and strategies, budgets and unpublished financial information, licenses, prices and costs, quoting policies and procedures, formulae, information and suppliers, policyholder and agent lists, information regarding the skills and compensation of Company employees and agents, and all papers, resumes, and records (including computer records) or documents containing Confidential Information.

(d)
Severability of Provisions. In the event that the provisions of this Section 4 should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to (i) each place in which the Company now transacts any Business and (ii) each Business conducted by the Company. Each breach of the covenants set forth herein shall give rise to a separate and independent cause of action.

(e)
Injunctive Relief. Executive acknowledges that (i) the provisions of Sections 4(a), (b) and (c) are reasonable and necessary to protect the legitimate interests of the Company, and (ii) any violation of Sections 4 (a), (b) or (c) will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Executive agrees that if he violates the provisions of Sections 4(a), (b) or (c), in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief without the necessity of proving actual damages or posting a bond.

(f)
Enforceability in All Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce each and every one of the covenants in this Agreement upon the courts of any jurisdiction within the geographic scope of such restrictive covenants. If the courts of any one or more of such jurisdictions hold the restrictive covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect any party’s right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such restrictive covenants.

5.Offset. Executive shall not be required to offset the amount of any payment provided for in this Agreement.
6.Dispute Resolution; Attorney’s Fees. Any dispute or controversy arising under or in connection with this Agreement other than those relating to enforcement of non-solicitation provisions in connection with the provisions of Section 4 shall generally be resolved before a private judge or arbitration in accordance with the rules of the American Arbitration Association. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or an injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 4 hereof and Executive consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The expense of such arbitration shall be borne by the prevailing party.
7.Guarantors. If at the time of termination of Executive’s employment, Executive has guaranteed any liabilities of the Company, then the Company shall use its best efforts to, as promptly as practicable, secure the release of Executive from any and all such obligations at no cost to Executive.
8.Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a)
Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b)
This Agreement supersedes all prior and existing negotiations and agreements between the parties concerning the subject matter of this Agreement, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto. This Agreement does not supersede or affect any other written agreements between the Executive and the Company or any plans, policies or practices covering the Executive.

(c)
If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Iowa, except to the extent governed by federal law.

(e)
All amounts payable hereunder shall be subject to such withholding taxes and deductions as may be required by law. Executive shall be responsible for all income taxes and the employee portion of all employment taxes or self-employment taxes, as may be appropriate, payable in respect of the benefits provided under this Agreement, and the Company may withhold from the Retirement Benefit the amount required to satisfy any applicable tax withholding obligation (whether in respect of the Retirement Benefit or otherwise). To the extent any such withholding obligation arises after the expiration of the Retirement Benefit payments, Executive from time to time shall deliver to the Company, in a form and manner acceptable to the Company, cash or other payment (as determined by the Company) in an amount equal to the applicable withholding obligation.

(f)
No funds or assets of the Company will be segregated or physically set aside with respect to this Agreement. Executive will not have any interest in any specific asset of the Company as a result of this Agreement. Any right to receive benefits under this Agreement will be the right only of an unsecured general creditor of the Company.

(g)
The Company shall assign this Agreement to any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

(h)
Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans, agreements, or arrangements.

(i)
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 Attn: Board of Directors, and to Executive, c/o American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(j)	All references to the masculine gender shall be deemed to include the feminine gender.

(k)
This Agreement is intended to comply with and be administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment for purposes of Section 3 of this Agreement unless Executive would be considered to have incurred a separation from service within the meaning of Section 409A. Each amount to be paid under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executive

By	/s/ David J. Noble
David J. Noble

American Equity Investment Life Holding Company

By	/s/ John Matovina
John Matovina
Chief Executive Officer and President